EXHIBIT 99

DEARBORN BANCORP REPORTS 50.3 PERCENT INCREASE
IN FIRST QUARTER EARNINGS.

      DEARBORN, Michigan, April 19, 2005 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, recorded a 50.3 percent increase in First Quarter earnings compared to the same period one year earlier. Earnings for the three months ended March 31, 2005, were $1,765,000 or $0.34 per fully diluted common share. For the same three months of 2004, the Company reported earnings of $1,174,000 or $0.33 per fully diluted share.

      During the 12 months prior to the end of the quarter, the Company’s total assets increased 46.0 percent to $677,037,000, total loans went up 45.6 percent to $612,472,000 and total deposits grew 38.4 percent to stand at $547,807,000 at the end of March.

      The annualized return on average total assets was 1.06 percent during the First Quarter of 2005 and 1.04 percent during the same quarter last year. The annualized return on average stockholders’ equity was 9.28 percent in 2005 and 13.23 percent in 2004. Earnings per share, stockholders’ equity, and return on average equity in 2004 and 2005 are not directly comparable because of the Company’s successful offering of approximately 1,400,000 new shares in July, 2004.

      Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank, issued his organization’s earning report. He commented, “We continue to perform very well and reached new highs in earnings and in all of our key balance sheet portfolios. Our First Quarter rate of growth allowed us to consolidate all of our gains last year, including the acquisition of Bank of Washtenaw and the move into our new Operations Center in Allen Park. As a result, we are well positioned for remainder of the year and beyond.”

      Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise. Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

	Quarter	Quarter
	Ended	Ended
	March 31	March 31
(In thousands, except share data)	2005	2004
Condensed Statement of Income:
Interest income	$9,892	$6,498
Interest expense	3,312	2,014

Net interest income	6,580	4,484
Provision for loan losses	464	224

Net interest income after provision	6,116	4,260
Non-interest income	401	306
Non-interest expense	3,843	2,791

Income before taxes	2,674	1,775
Income tax provision	909	601

Net income	$1,765	$1,174

Share Data:
Weighted avg no. of shares outstanding – basic	4,810,735	3,255,238
Weighted avg no. of shares outstanding – diluted	5,152,744	3,589,246
Period end shares outstanding	4,831,197	3,263,433

Per Common Share Data:
Net income, basic	$0.37	$0.36
Net income, diluted	$0.34	$0.33
Closing Stock Price	$26.50	$19.96
Book Value	$15.93	$10.95

Profitability Ratios, Annualized:
Return on average stockholders’ equity	9.28%	13.23%
Return on average total assets	1.06%	1.04%
Average equity to average total assets	11.43%	7.85%

	March 31	December 31	March 31
	2005	2004	2004
Condensed Balance Sheet:

Assets
Cash and equivalents	$18,559	$20,869	$20,957
Mortgage loans held for sale	4,458	1,692	1,266
Investment securities, available for sale	20,786	22,197	13,607
Loans	612,472	587,562	420,783
Allowance for loan losses	(6,288)	(5,884)	(4,632)
Premises and equipment	14,017	13,124	8,323
Goodwill and intangible assets	7,905	7,982	—
Other assets	5,128	5,120	3,239

Total assets	$677,037	$652,662	$463,543

Liabilities and stockholders’ equity
Deposits	$547,807	$540,880	$395,904
Federal Home Loan Bank advances	20,614	20,614	20,638
Federal funds purchased	16,060	—	—
Securities sold under agreement to repurchase	3,083	4,115	—
Other liabilities	2,526	2,449	1,251
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	76,947	74,604	35,750

Total liabilities and stockholders’ equity	$677,037	$652,662	$463,543

Other Data:
Non-performing loans to total loans	0.34%	0.55%	0.64%
Net charge-offs to average loans	0.01%	0.00%	-0.02%
Net interest margin, YTD	4.21%	4.03%	4.13%